Press Release                                                                                 For Immediate Release

Company Contact:

Company Contact:William
Swain, GraphOn Corporation
1.800.GRAPHON
Bill.Swain@GraphOn.com

GraphOn Corp. Receives Nasdaq Staff Determination Letter

MORGAN HILL, CA, USA – March 25, 2003 – GraphOn® Corporation, (Nasdaq: GOJO) (www.graphon.com) a leading developer of business software for remote computing, today announced that on March 19, 2003 it had received a Nasdaq Staff Determination letter indicating that GraphOn fails to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4), and that its securities are, therefore, subject to delisting from The Nasdaq SmallCap Market.

The company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. While the company’s request stays the delisting until a final determination is made, there can be no assurance the panel will grant the company’s request for continued listing on the Nasdaq SmallCap Market.

About GraphOn Corporation

GraphOn’s award-winning software allows any display device to run any application over any type of connection, including low-bandwidth, dial-up, and wireless. GraphOn’s products instantly web enable UNIX, Windows, and Linux applications without any software modification, offering organizations of all types high performance remote access and a cost effective way to bring their applications to the web world — TODAY. GraphOn, which markets its solutions through OEM licenses, independent software vendors (ISVs), the enterprise, application service providers (ASPs), value-added resellers (VARs) and systems integrators, is headquartered in Morgan Hill, California and is traded on the Nasdaq under the ticker GOJO (Nasdaq:GOJO). For more information, please visit the company’s web site at http://www.GraphOn.com.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to GraphOn’s most recent periodic and other reports filed with the Securities and Exchange Commission.

GraphOn and GO-Global are a registered trademarks of GraphOn Corp. All other trademarks belong to their respective owners.

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